Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

Nampa, ID (April 29, 2011) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for its second fiscal quarter ended March 31, 2011.  For the quarter ended March 31, 2011, the Company reported a net loss of ($1.2 million), or ($0.08) per diluted share, compared to a net loss after extraordinary gain of ($1.6 million), or ($0.10) per diluted share, for the same period last year.

The following items summarize key activities of the Company during the quarter ended March 31, 2011:

▪	Total assets decreased $45.1 million during the quarter as cash was used to fund maturing certificates of deposit and borrowings.
▪	Core deposits (defined as checking, savings and money market deposits) increased $15.6 million, or 2.5%, when compared to the linked quarter.
▪	The Company repurchased 202,700 shares of its common stock during the quarter at an average cost of $10.56 per share for a total cost of $2.1 million.
▪	Net interest income increased $2.2 million, or 35.5%, when compared to the same quarter in 2010.
▪	The provision for loan losses, net of the FDIC Indemnification recovery, decreased by $2.23 million, or 93.7%, when compared to the same quarter in fiscal year 2010.
▪	Noninterest income, exclusive of FDIC indemnification recovery, decreased by $1.1 million, or 24.7%, when compared to the linked quarter.
▪	Noninterest expense increased by $4.2 million, or 43.5%, when compared to the same quarter in 2010.
▪	Fees on deposits decreased by $227,000, or 9.2%, when compared to the linked quarter.
▪	Loss on sale of foreclosed properties increased $231,000, when compared to the linked quarter.

Len E. Williams, the Company’s President and CEO, commented “We are pleased with the results of our core deposit retention efforts six months into the acquisition of LibertyBank. We believe our funding base has strengthened during the current fiscal year as core deposits now exceed 58% of total deposits, resulting in reduced funding costs.” During the quarter, the Company completed a core processing system conversion related to the LibertyBank acquisition and completed the installation of a new corporate network. Mr. Williams stated “The integration of systems and operations related to the LibertyBank acquisition was successfully completed in March 2011. We believe efficiencies will be realized as a result of this integration beginning in the third quarter of our fiscal year.” In assessing the lending environment, he stated, “Nonperforming assets not covered by FDIC loss sharing agreements declined during the quarter as economic conditions appear to be stabilizing in certain sectors. Price deterioration however, in Northwest real estate markets, is still evident in recent property appraisals. Until we see evidence that the economy is gaining traction locally, loan production will likely remain below historical levels.”

Results of operations

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). The LibertyBank Acquisition has been incorporated prospectively in the Company’s financial statements; therefore, year over year results of operations may not be comparable. In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “Community First Acquisition”). Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as "covered loans” or “covered assets." Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as "noncovered loans” or “noncovered assets."

Home Federal Bancorp, Inc.
April 29, 2011

Net interest margin increased to 2.82% in the current quarter from 2.58% in the linked quarter. This increase was primarily the result of a 20 basis point decrease in the cost of funds.  In addition, the securities portfolio increased by $13.4 million during the quarter as cash was invested in medium-term securities. Management expects the Company’s net interest margin to remain below optimal levels until growth occurs in the loan portfolio. We believe however, the weak economy will limit the Company’s ability to significantly increase loans in the near-term.

Total revenue for the quarter ended March 31, 2011, which consisted of net interest income before the provision for loan losses and noninterest income excluding indemnification recoveries and acquisition gains, decreased $843,000, or 6.7%, to $11.8 million compared to $12.6 million for the linked quarter. Total revenue for the six month period ended March 31, 2011, increased $6.4 million, or 35.3%, to $24.4 million compared to $18.0 million for the same period ended March 31, 2010. Total noninterest expense decreased $96,000, or 0.7%, to $13.7 million compared to $13.8 million for the linked quarter.

Net interest income. Net interest income before the provision for loan losses increased $2.2 million, or 35.5%, to $8.5 million for the quarter ended March 31, 2011, compared to $6.3 million for the same quarter of the prior year. The increase was attributable to an increase in average earning assets due to the LibertyBank Acquisition, combined with reductions in certificates of deposit balances and the cost of funds. For the six month period ending March 31, 2011, net interest income increased $4.2 million, or 32.8%, to $16.8 million compared to $12.7 million for the six month period ending March 31, 2010.

The Company’s yield on earning assets increased to 3.57% in the current quarter from 3.49% in the linked quarter. Decreased yield resulting from declining loan portfolio balances was outweighed by increases in the securities portfolio. The average balance in the securities portfolio increased $102.8 million when compared to the linked quarter. During that same period, average loan balances declined by $45.7 million due to charge offs of covered loans and principal repayments and maturities in the Company’s one-to-four family loan and commercial loan portfolio. The majority of declines in the commercial loan portfolio are attributable to the reduction in equipment financing agreements purchased in the LibertyBank Acquisition. The Company is not currently originating new loans in this business line and therefore expects balances in this portfolio to decline. Continued runoff in certificates of deposits combined with growth in core deposits resulted in a reduced cost of funds. The cost of funds for the quarter ended March 31, 2011 was 0.79% compared to 0.96% for the quarter ended December 31, 2010. The Company anticipates continued declines in certificates of deposit balances over the next two quarters as maturities of accounts assumed in the LibertyBank Acquisition increase.

Provision for loan losses. A provision for covered loan losses of $3.0 million was recorded for the quarter ended March 31, 2011, compared to $2.4 million for the same period of the prior year and $3.0 million for the linked quarter. The entire provision related to covered loans purchased in the Community First Bank Acquisition, and as a result, the Company recorded an indemnification recovery of $2.9 million in noninterest income. No provision for loan losses was recorded on noncovered loans during the second quarter of fiscal year 2011. For the six month period ended March 31, 2011 the provision for loan losses was $6.0 million, an increase of $2.9 million from $3.1 million for the six month period ended March 31, 2010. The FDIC indemnification recovery increased by $4.8 million for the six month period ended March 31, 2011 when compared to the six month period ended March 31, 2010.

Noninterest income. Noninterest income increased $3.6 million to $6.1 million for the quarter ended March 31, 2011, compared to $2.5 million for the same quarter a year ago and decreased $209,000 when compared to the linked quarter. Of the $3.6 million year-over-year increase, $2.9 million is attributable to the FDIC indemnification recovery related to the loan loss provision.

Service charges and fee income increased $86,000 to $2.2 million for the quarter ended March 31, 2011 when compared to $2.1 million for the quarter ended March 31, 2010 and decreased $227,000 when compared to the linked quarter. For the six month period ended March 31, 2011 deposit related fee income increased $282,000 to $4.7 million when compared to $4.4 million for the six month period ended March 31, 2010. Fee income related to overdrafts on transaction accounts declined by $1.1 million to $1.8 million for the six month period ended March 31,

Home Federal Bancorp, Inc.
April 29, 2011

2011 when compared to $2.9 million for the six month period ended March 31, 2010. This decrease is attributable to changes in regulatory requirements related to processing and fees for consumer overdrafts.

Other noninterest income for the second quarter of fiscal year 2011 includes $649,000 of accretable income related to the FDIC indemnification asset, which declined $273,000 from the quarter ended December 31, 2010, and a loss on the sale of other real estate owned and repossessed assets of $103,000, a decline of $231,000 when compared to the $128,000 gain recorded in the linked quarter.

Noninterest expense. Noninterest expense for the quarter ended March 31, 2011, increased $4.2 million, or 44%, to $13.7 million from $9.6 million for the comparable period a year earlier but decreased by $96,000 for the quarter ended March 31, 2011, when compared to the linked quarter. Noninterest expense was higher during fiscal year 2011 compared to fiscal year 2010 primarily as a result of the LibertyBank Acquisition. Expenses remained elevated in the quarter ended March 31, 2011, due to professional services costs associated with the conversion of the processing systems needed to integrate the operations of the LibertyBank Acquisition. Compensation expense during the quarter ended March 31, 2011, included severances payments of $139,000. Other expense declined $418,000 in the second quarter of fiscal 2011 compared to the linked quarter as the provision for loss on other real estate owned and repossessed assets fell $318,000 to $357,000 during the quarter ended March 31, 2011. The provision for other real estate owned was $1.3 million in the quarter ended March 31, 2010. For the first six months of fiscal year 2011, the provision for other real estate owned was $1.0 million compared to $2.1 million for the same period in fiscal year 2010.

Balance Sheet

Total assets increased $483.4 million, or 57%, to $1.3 billion at March 31, 2011, compared to $852.1 million a year earlier, primarily as a result of the LibertyBank Acquisition. Total assets decreased $45.1 million, or 3.27%, compared to December 31, 2010.

Cash and Investments. Cash and amounts due from depository institutions increased by $66.8 million to $195.7 million at March 31, 2011, compared to $128.9 million at March 31, 2010, but decreased by $16.4 million from December 31, 2010. The increase over the previous year was primarily attributable to the LibertyBank Acquisition, as the Company received $313.9 million from the FDIC in connection with this acquisition and assumed $59.2 million of cash held by LibertyBank on the acquisition date. The decrease in cash and equivalents during the second quarter of fiscal year 2011 compared to the linked quarter was due to the purchase of investment securities and payments for maturities of certificates of deposit and borrowings. Investments increased $284.1 million, or 183%, to $439.7 million at March 31, 2011, compared to $155.6 million at March 31, 2010. The increase was attributable to both the LibertyBank Acquisition and investment purchases as excess cash continues to be invested in medium-term securities. Securities purchases during the second quarter of fiscal year 2011 totaled $63.4 million with an average yield of 2.47% and an effective duration of 1.70 years.

Loans and leases. Net loans and leases decreased by $42.3 million when compared to $573.4 million at December 31, 2010. Approximately $6.8 million of the decrease in the most recent quarter is a result of runoff in the lease and equipment finance portfolio purchased in the LibertyBank Acquisition. There remains $29.5 million in this portfolio which is fully amortizing with a final maturity date of August 2015. Loans secured by one-to-four family residential property declined by $11.0 million during the second quarter of fiscal year 2011. New loan production remains low due to current economic conditions and, as a result, principal repayments and charge-offs currently exceed new loan production volume. Net loans and leases at March 31, 2011, increased $51.8 million or 10.8% to $531.1 million, compared to $479.3 million at March 31, 2010.

Asset Quality. The allowance for loan and lease losses was $14.3 million at March 31, 2011, compared to $15.4 million at December 31, 2010. The general allowance for loan and lease losses allocated to loans covered under the loss share agreement with the FDIC in connection with the Community First Bank Acquisition totaled $3.3 million at March 31, 2011. The allowance for loan losses allocated to the noncovered loan portfolio was $11.0 million, or 3.20% of noncovered loans at that date. The estimated fair value adjustment on loans and leases purchased in the LibertyBank Acquisition decreased by $6.2 million at March 31, 2011, to $43.0 million from $49.2 million at

Home Federal Bancorp, Inc.
April 29, 2011

December 31, 2010. The fair value adjustment as of March 31, 2011, equaled 23.9% of the unpaid principal balance of the related loans.

Loans in the Company’s organic portfolio have general loss reserves and specific loss reserves allocated when management has determined it is probable a loss has been incurred. Loans in the Community First Bank portfolio were recorded and are currently accounted for under the business combination rules of Statement of Financial Accounting Standards No. 141 and Accounting Standards Codification Topic (“ASC”) 310-30. Loans in the Community First Bank portfolio that were not credit impaired on the date of purchase are allocated a general loss reserve. Loans that were credit impaired in the Community First Bank loan portfolio on the date of acquisition are reported at the present value of expected cash flows. No allowance for loan losses is reported on these loans as impairments in excess of the acquisition-date fair value discount result in a partial charge-off of the loan’s remaining unpaid principal balance. The loans purchased in the LibertyBank Acquisition are accounted for under the business combination rules of ASC 805 and ASC 310-30, which requires all loans acquired in the LibertyBank portfolio to be reported initially at estimated fair value. Loans purchased in the LibertyBank Acquisition have been aggregated into pools and the portion of the fair value discount not related to credit impairment is accreted over the life of the loan into interest income; therefore, loans purchased in the LibertyBank Acquisition are not individually identified as nonaccrual loans. Loans purchased in the Community First Bank Acquisition were not pooled; therefore, loans that are on nonaccrual status, or are 90 days past due and still accruing interest are reported as nonperforming loans. An allowance for loan losses has not been recorded on any loans acquired in the LibertyBank Acquisition. The indemnified portion of partial charge-offs and provisions for general loan loss reserves in the acquired portfolios is recorded in noninterest income and results in an increase in the FDIC indemnification asset.

Loans delinquent 30 to 89 days totaled $4.5 million at March 31, 2011, compared to $4.4 million at December 31, 2010, including $712,000 and $599,000, respectively, of covered loans in the Community First Bank loan portfolio. Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $62.9 million at March 31, 2011, compared to $65.2 million at December 31, 2010. Real estate owned and other repossessed assets decreased $500,000 or 2.3% to $24.6 million at March 31, 2011, compared to $25.1 million as of December 31, 2010.

The following table summarizes nonperforming loans and real estate owned at March 31, 2011, and
December 31, 2010:

	March 31, 2011			December 31, 2010			Quarter Change
(in thousands)	Covered	Noncovered		Covered	Noncovered		Covered	Noncovered
	Assets	Assets	Total	Assets	Assets	Total	Assets	Assets
Real estate construction	$6,054	$3,136	$9,190	$6,778	$3,183	$9,961	$(724)	$(47)
Commercial and multi- family residential real estate	12,320	8,777	21,097	13,249	8,734	21,983	(929)	43
One-to-four family residential	1,089	4,977	6,066	691	5,321	6,012	398	(344)
Other	730	1,192	1,922	811	1,253	2,064	(81)	(61)
Total nonperforming loans	20,193	18,082	38,275	21,529	18,491	40,020	(1,336)	(409)
Real estate owned and other repossessed assets	19,149	5,428	24,577	15,751	9,396	25,147	3,398	(3,968)
Total nonperforming assets	$39,342	$23,510	$62,852	$37,280	$27,887	$65,167	$2,062	$(4,377)

Deposits and borrowings. Deposits decreased $31.8 million, or 2.9%, to $1.1 billion compared to December 31, 2010. Balances in certificates of deposit declined by $47.4 million, or 9.6% during the second quarter of fiscal 2011 to $444.6 million compared to $492.0 million as of December 31, 2010. Contraction in these balances was planned as the Company works to reduce the level of non-core deposits, particularly those acquired in the LibertyBank Acquisition. Core deposits increased by $15.6 million, or 2.5%, during the second quarter of fiscal 2011 to $629.2 million. Rate reductions and changes to portfolio mix helped to reduce interest expense by $679,000 for the quarter ended March 31, 2011 to $2.3 million  compared to $2.9 million in the linked quarter. Deposits have increased $519.0 million, or 93.5%, to $1.1 billion at March 31, 2011, compared to $554.9 million at March 31, 2010, primarily as a result of the LibertyBank Acquisition.

Home Federal Bancorp, Inc.
April 29, 2011

FHLB advances and other borrowings decreased $7.1 million, or 11.7%, to $53.3 million at March 31, 2011, compared to $60.4 million at December 31, 2010, and have decreased by $22.0 million, or 29.2%, from March 31, 2010. The planned decrease resulted from maturing FHLB advances being repaid with excess liquidity.

Equity. Stockholders’ equity decreased $3.3 million, or 1.6%, to $198.2 million at March 31, 2011, compared to $201.5 million at December 31, 2010. The decrease during the quarter was due primarily to a net loss of $1.2 million and stock repurchases of $2.1 million. The Company paid dividends of $861,000 during the quarter and incurred equity-based compensation in the amount to $220,000 for the same period. The Bank’s Tier 1 capital, Tier 1 risk-based capital and Total risk-based capital ratios were 10.85%, 27.45% and 28.71% as of March 31, 2011 compared to 10.57%, 25.34% and 26.61% as of December 31, 2010. The Company’s consolidated tangible capital ratio was 14.61% at March 31, 2011.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 34 full-service banking offices. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME" and is included in the Russell 2000 Index. For more information, visit the Company's web site at www.myhomefed.com/ir.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
April 29, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY	March 31,	December 31,	March 31,
CONSOLIDATED BALANCE SHEETS	2011	2010	2010
(In thousands, except share data) (Unaudited)
ASSETS
Cash and equivalents	$195,720	$212,111	$128,881
Investments available for sale, at fair value	439,692	426,327	155,615
FHLB stock, at cost	17,717	17,717	10,326
Loans and leases receivable, net of allowance for loan and lease losses of $14,281, $15,409 and $27,779	531,130	573,400	479,338
Loans held for sale	671	3,263	2,180
Accrued interest receivable	3,036	2,905	2,422
Property and equipment, net	28,294	28,209	26,459
Bank owned life insurance	12,643	12,542	12,225
Real estate and other property owned	24,577	25,147	13,564
FDIC indemnification receivable, net	74,518	69,546	16,030
Core deposit intangible	3,590	3,776	-
Other assets	3,942	5,711	5,064

TOTAL ASSETS	$1,335,530	$1,380,654	$852,104

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$135,572	$134,652	$64,969
Interest-bearing demand	235,428	231,590	116,106
Money market	177,790	172,657	88,275
Savings	80,421	74,681	48,651
Certificates	444,648	492,032	236,899
Total deposit accounts	1,073,859	1,105,612	554,900
Advances by borrowers for taxes and insurance	1,006	539	1,052
Interest payable	490	578	556
Deferred compensation	5,680	5,656	5,353
FHLB advances and other borrowings	53,302	60,368	75,298
Deferred income tax liability, net	1,577	866	5,331
Other liabilities	1,409	5,537	2,567
Total liabilities	1,137,323	1,179,156	645,057

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:	166	167	167
Mar. 31, 2011 - 17,506,997 issued; 16,562,213 outstanding
Dec. 31, 2010 - 17,478,171 issued; 16,710,025 outstanding
Mar. 31, 2010 - 17,460,311 issued; 16,687,760 outstanding
Additional paid-in capital	151,580	153,139	151,776
Retained earnings	52,676	54,741	60,822
Unearned shares issued to employee stock ownership plan	(8,136)	(8,396)	(9,178)
Accumulated other comprehensive income	1,921	1,847	3,460
Total stockholders’ equity	198,207	201,498	207,047

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,335,530	$1,380,654	$852,104

Home Federal Bancorp, Inc.
April 29, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Interest and dividend income:
Loans and leases	$8,395	$7,033	$17,741	$14,136
Investment securities	2,256	1,665	3,942	3,352
Other interest and dividends	134	40	345	136
Total interest and dividend income	10,785	8,738	22,028	17,624
Interest expense:
Deposits	1,692	1,674	3,958	3,348
FHLB advances and other borrowings	558	762	1,222	1,593
Total interest expense	2,250	2,436	5,180	4,941
Net interest income	8,535	6,302	16,848	12,683
Provision for loan losses	3,000	2,375	6,000	3,075
Net interest income after provision for loan losses	5,535	3,927	10,848	9,608
Noninterest income:
Service charges and fees	2,232	2,146	4,692	4,410
Gain on sale of loans	187	125	536	308
Increase in cash surrender value of life insurance	101	104	206	211
FDIC indemnification recovery	2,850	-	4,846	-
Other	724	94	2,117	415
Total noninterest income	6,094	2,469	12,397	5,344
Noninterest expense:
Compensation and benefits	7,181	4,689	14,274	9,306
Occupancy and equipment	1,877	980	3,723	2,044
Data processing	950	796	2,127	1,597
Advertising	262	283	475	542
Postage and supplies	349	177	603	343
Professional services	1,036	505	1,754	984
Insurance and taxes	1,026	480	2,076	1,038
Amortization of intangibles	186	-	381	-
Provision for real estate owned	357	1,290	1,032	2,091
Other	499	360	1,097	698
Total noninterest expense	13,723	9,560	27,542	18,643
Loss before income taxes	(2,094)	(3,164)	(4,297)	(3,691)
Income tax benefit	(892)	(1,233)	(1,763)	(1,451)
Net loss before extraordinary gain	(1,202)	(1,931)	(2,534)	(2,240)
Extraordinary gain	-	305	-	305
Net loss	$(1,202)	$(1,626)	$(2,534)	$(1,935)
Loss per common share before extraordinary item:
Basic	$(0.08)	$(0.12)	$(0.16)	$(0.14)
Diluted	$(0.08)	$(0.12)	$(0.16)	$(0.14)
Loss per common share of extraordinary item:
Basic	n/a	$0.02	n/a	$0.02
Diluted	n/a	$0.02	n/a	$0.02
Loss per common share:
Basic	$(0.08)	$(0.10)	$(0.16)	$(0.12)
Diluted	$(0.08)	$(0.10)	$(0.16)	$(0.12)
Weighted average number of shares outstanding:
Basic	15,648,721	15,481,827	15,656,159	15,464,699
Diluted	15,648,721	15,481,827	15,656,159	15,464,699
Dividends declared per share:	$0.055	$0.055	$0.110	$0.110

Home Federal Bancorp, Inc.
April 29, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2011	2010
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
SELECTED PERFORMANCE RATIOS
Loss on average assets (1)	(0.36)%	(0.37)%	(0.06)%	(0.90)%	(0.79)%
Loss on average equity (1)	(2.40)	(2.59)	(0.42)	(3.74)	(3.11)
Net interest margin (1)	2.82	2.58	2.89	2.93	3.29
Efficiency ratio (2)	116.52	109.49	105.72	98.23	109.00
PER SHARE DATA

Diluted loss per share before extr. item	$ (0.08)	$ (0.08)	$ (0.01)	$ (0.12)	$ (0.12)
Diluted earnings per share of extr. item	-	-	-	-	0.02
Diluted loss per share after extr. item	(0.08)	(0.08)	(0.01)	(0.12)	(0.10)
Book value per outstanding share	11.97	12.06	12.29	12.33	12.41
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding(3)	15,648,721	15,663,436	15,581,696	15,543,199	15,481,827

ASSET QUALITY - Noncovered(4)

Allowance for loan losses	$ 14,281	$ 11,964	$ 11,904	$ 14,701	$ 12,066
Nonperforming loans	18,082	18,491	9,686	20,595	20,058
Nonperforming assets	23,509	27,887	19,654	26,611	28,075
Provision for loan losses	-	900	2,875	3,300	2,375
Allowance for loan losses to loans	3.20%	3.40%	3.32%	3.88%	3.03%
Nonperforming loans to gross loans	5.26	5.25	2.70	5.43	5.04
Nonperforming assets to assets	2.11	2.47	1.66	3.47	3.81
Total covered assets(5)	$ 202,004	$ 252,250	$ 298,221	$ 102,516	$ 115,286

FINANCIAL CONDITION DATA

Average interest-earning assets	$ 1,209,398	$ 1,289,717	$ 1,183,998	$ 808,792	$ 767,364
Average interest-bearing liabilities	1,007,914	1,075,814	991,191	576,113	539,603
Net average earning assets	201,484	213,903	192,807	232,679	227,761
Average interest-earning assets to average
interest-bearing liabilities	119.99%	119.88%	119.45%	140.39%	142.21%
Stockholders’ equity to assets	14.86	14.59	13.82	23.68	24.30

STATEMENT OF INCOME DATA

Interest income	$ 10,785	$ 11,244	$ 11,409	$ 8,501	$ 8,738
Interest expense	2,250	2,930	2,841	2,573	2,436
Net interest income	8,535	8,314	8,568	5,928	6,302
Provision for loan losses	3,000	3,000	3,925	3,300	2,375
Noninterest income	6,094	6,303	8,439	2,896	2,469
Noninterest expense	13,723	13,819	13,532	8,668	9,560
Net loss before taxes	$ (2,094)	$ (2,202)	$ (450)	$ (3,144)	$ (3,164)
Income tax benefit	(892)	(871)	(235)	(1,203)	(1,233)
Net loss before extraordinary item	$ (1,202)	$ (1,331)	$ (215)	$ (1,941)	$ (1,931)
Extraordinary gain, net of tax	-	-	-	-	305
Net loss	$ (1,202)	$ (1,331)	$ (215)	$ (1,941)	$ (1,626)
Total revenue (6)	$ 11,777	$ 12,621	$ 12,801	$ 8,824	$ 8,771

(1)	Amounts are annualized.
(2)	Noninterest expense divided by total revenue, as defined below.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(5)	Loans and other real estate owned covered by a loss share agreement with the FDIC.
(6)	Net interest income plus noninterest income, excluding bargain purchase gains and FDIC indemnification recoveries on provisions for losses on covered loans